Exhibit 99.1

News Release

Uranium Resources to Add Properties near Its South Texas Processing Facilities

•                  Non-cash asset exchange announced

•                  Acquisition of Alta Mesa Este Project and several other properties in South Texas provide potential mid-term path to production

•                  Exploration program being evaluated for 2015 to expedite resource definition

Centennial, CO — September 8, 2014 — Uranium Resources, Inc. (NASDAQ: URRE) entered into an Asset Exchange Agreement with Rio Grande Resources Corporation, whereby a wholly owned subsidiary of URRE (the Company) will acquire from Rio Grande Resources certain uranium properties located in South Texas near URRE’s processing facilities.

These properties cover approximately 8,834 acres and include the Alta Mesa Este, Sejita Dome and Butler Ranch projects, which are mid-term, in-situ recovery uranium projects located within approximately 75 miles of either URRE’s Rosita processing plant or Kingsville Dome processing plant. There is no cash nor common stock consideration to effect this land swap agreement.

In exchange for the South Texas properties, the Company will transfer to Rio Grande Resources two parcels of fee-owned mineral rights and a royalty interest in the Roca Honda area of west-central New Mexico. URRE is retaining certain prospective leases, mining claims and fee-owned mineral interests on separate parcels in the Roca Honda area totaling 3,068 acres, including interests on Sections 8 and 17 as well as the Endy claims over several sections north and east of Energy Fuels Inc.’s Roca Honda uranium deposit.

The exchange is subject to satisfaction of customary closing conditions and is expected to close in the fourth quarter of 2014.

Christopher M. Jones, President and Chief Executive Officer of URRE, said, “We are pleased to execute a strategic, creative, non-cash land exchange transaction with Rio Grande Resources. We are adding several high quality, mid-term, in-situ recovery projects within the highly prospective South Texas uranium province.”

Mr. Jones continued, “We are excited about the opportunity to expeditiously carry out resource delineation drilling for possible development of preliminary ISR production within three to five years at the Alta Mesa Este Project. This is a win-win for our shareholders and for Rio Grande Resources.”

Exploration Outlook

The Company expects it will analyze the historical data and conduct confirmation and definition drilling to delineate uranium resources on the Alta Mesa Este property under Canadian Institute of Mining, Metallurgy and Petroleum Definition Standards.

An exploration program for 2015 for Alta Mesa Este is under evaluation in conjunction with the possibility of generating a Technical Report compliant with Canadian National Instrument 43-101, once sufficient work has been completed.  The investment in exploration is dependent on balancing of business priorities for financial flexibility.

URRE continues to hold properties at Roca Honda that have in-place mineralized material of 810,000 short tons at an average grade of 0.27% uranium at Section 17. The Rosita and Kingsville Dome processing facilities near Alta Mesa Este remain on standby for a potential restart when there is a sustained recovery in uranium prices.

About the New South Texas Projects

The following table summarizes the South Texas properties subject to the exchange. Maps depicting the locations of the newly acquired South Texas properties and the Roca Honda area are shown in the Appendix.

Table 1: Summary of the New South Texas Projects

Project	Texas County	Acreage	Exploration Potential
Alta Mesa Este	Brooks	2,841	Advanced stage: historic drill data indicating attractive mineralization in the Goliad Formation near former producers.
Sejita Dome	Duval	2,176	Advanced stage: roll-front mineralization in the Goliad Formation similar to URRE’s Kingsville Dome.
Butler Ranch	Karnes	2,312	Advanced stage: multiple parallel trending zones of roll-front mineralization in sandstones.
Jack Pump	Karnes	543	Early stage: presence of historic open pit mines and two proposed open pits that were never developed.
Rosenbrock	Karnes	280	Early stage.
Nell	Live Oak	313	Early stage.
Dobie Seale	Live Oak	369	Reconnaissance stage: historic, uranium open pit mining.

The Alta Mesa Este Project is located 56 miles southwest of the Kingsville Dome processing facility. There is historic drill data from the early 1980s when the property was controlled by Chevron Resources. Uranium mineralization occurs in sandstones of the Goliad Formation, similar to the Company’s Kingsville Dome deposit and the nearby Alta Mesa Mine, owned by Mesteña Uranium, LLC. Uranium deposits hosted in the Goliad Formation, which is one of the most important uranium hosts in the South Texas uranium province, have been shown to be amenable to in-situ recovery methods.

The Sejita Dome Project is located about 35 miles west of the Kingsville Dome facility. The exploration target at Sejita Dome is a series of roll-fronts hosted in the Goliad Formation, where the mineralization is situated on the flanks of a salt dome. The Sejita Dome project has several geological similarities to the Company’s Kingsville Dome uranium deposit.

The Butler Ranch Project is located about 75 miles north-northeast of the Company’s Rosita processing facility, in the prolific Karnes County mining district. The uranium mineralization at Butler Ranch is present in multiple parallel southwest-northeast trending zones of roll-fronts in various sandstone units.  This area saw historic uranium open-pit mining in the 1960s and 1970s along with some later ISR mining.

The other acquired properties are small parcels with three at an early stage of exploration and one at a reconnaissance stage of exploration.

About Uranium Resources

Uranium Resources, Inc. was incorporated in 1977 to explore, develop and recover uranium. Uranium Resources controls minerals rights encompassing approximately 200,000 acres in the prolific Grants Mineral Belt in New Mexico, which holds one of the largest known concentrations of sandstone-hosted uranium deposits in the world. The Company has two licensed processing facilities and properties in Texas, and an NRC license to recover up to three million pounds of uranium per year using the in situ recovery (ISR) process at certain properties in New Mexico. The Company acquired these properties over the past 25 years, along with an extensive uranium information database of historic drill hole logs, assay certificates, maps and technical reports for the Western United States.

Contact:

Wendy Yang

Investor Relations

(303) 531-0470

info@uraniumresources.com

www.uraniumresources.com

Cautionary Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the closing of the exchange with Rio Grande Resources and the expected date thereof, the proposed exploration program for the new properties in South Texas, the timing of the Company’s analysis of the historical data relating to such properties, the exploration potential for such properties, the timing or occurrence of production at such properties or the Company’s other properties, the potential for the use of the in-situ recovery method for production at the new properties in South Texas, and use of the Company’s two processing plants in South Texas in connection with such properties, and the Company’s mineralized material are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the satisfaction of the closing conditions set forth in the Asset Exchange Agreement; unanticipated geological, processing, regulatory and legal or other problems the Company may encounter; the Company’s ability to raise additional capital in the future; spot price and long-term contract price of uranium; operating conditions at the Company’s projects; government and tribal regulation of the uranium industry and the nuclear power industry; world-wide uranium supply and demand; maintaining sufficient financial assurance in the form of sufficiently collateralized surety instruments; and other factors which are more fully described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Appendix 1: Map of Uranium Resources’ South Texas Properties

San Antonio
Guadalupe
Medina
Gonzales
Lavaca
Bexar
Wilson
Butler Ranch
2,312 Acres
Jack Pump
543 Acres
Dewitt
Atascosa
Frio
Karnes
Victoria
Rosenbrock
280 Acres
Nell
313 Acres
Goliad
Dobie Seale
369 Acres
Calhoun
McMullen
La Salle
Bee
Refugio
Live Oak
Aransas
San Patricio
Rosita
Processing Facility
Jim Wells
Nueces
Corpus Christi
Webb
Duval
Sejita Dome
2,176 Acres
Kleberg
Kingsville Dome
Processing Facility
Brooks
Kenedy
Zapata
Jim Hogg
Alta Mesa Este
2,841 Acres
Post Transaction Land Status, South Texas
Uranium Resources, Inc.
Acquired from Rio Grande Resources
0 10 20 Miles
N
Hidalgo
Willacy

Appendix 2: Map of Roca Honda Properties in West-Central New Mexico